CONSULTING AGREEMENT

AGREEMENT made as of the 20th day of February, 2012 by and between Document Security Systems, Inc., maintaining its principal offices at the address 28 Main Street East Suite 1525 Rochester, NY 14614 (hereinafter referred to as "Client") and Century Media Group maintaining its principal offices at 260 Madison Ave. New York, NY 10016 (hereinafter referred to as the "Company").

WITNESSETH:

WHEREAS, Company is engaged in the business of providing and rendering investor relations and media communications services and has knowledge, expertise and personnel to render the requisite services to Client; and

WHEREAS, Client is desirous of retaining Company as a “general contractor” for the purpose of obtaining investor relations and corporate communications services so as to better, more fully and more effectively deal and communicate with the general public, its shareholders, and the investment community.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

1.           Engagement of Company. Client herewith engages Company and Company agrees to render to Client investor relations, media communications, advisory and consulting services as described below, for the term of this Agreement.

A.   The consulting services to be provided by the Company shall include, but are not limited to, assisting in the implementation and maintenance of an ongoing program to increase the investment community's awareness of Client's activities and to stimulate the investment community's interest in Client through the retention of, but not limited to Zacks SCR Program, Standard & Poors Stock Report, PRNewswire Capital Markets Visibility 365 and full suite of proprietary services. Client acknowledges that Company's ability to relate information regarding Client's activities is directly related to the information provided by Client to the Company.

B.   Client acknowledges that Company will devote such time as is reasonably necessary to perform the services for Client, having due regard for Company's commitments and obligations to other businesses for which it performs consulting services.

C.   Company will assist Client in press release production and required clearance with NYSE Amex, and with editing. Company will require written authorization to disseminate each individual release; authorization must be given by a principle of the Client or Corporate Counsel. Company will manage inbound Shareholder inquiries as well as assist with the organization of quarterly calls with service to be provided by Accu Talk or similar. Company will assist Client in conducting annual and special shareholder meetings. Direct costs for these services to be assumed by the Client

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D.    The services to be rendered by Company to Client shall under NO circumstances include the following:

i.   Any activities which could be deemed by the Securities and Exchange Commission to constitute investment banking or any other activities requiring Consultant to be registered as a broker-dealer under the Securities Act of 1934.

ii.   Any activities which could be deemed to be in connection with the offer or sale of securities in a capital-raising transaction.

iii. Any paid for research or promotional tout services.

2.           Compensation. As compensation for the services provided for in this Agreement, the Client shall pay Company as follows, subject to and contingent upon Client receiving approval of corresponding NYSE Amex Additional Listing Application for 250,000 shares of Client’s common stock underlying the proposed warrant:

•	One Hundred Twenty Thousand Dollars ($120,000) to be paid at a rate of Ten Thousand Dollars ($10,000) per month for the term of this Agreement, commencing with the execution of this Agreement.
•	Client shall grant to the Company a cash Warrant (the “Warrant”); to purchase Two Hundred Fifty Thousand (250,000) shares (the “Warrant Shares”) of the common stock of Document Security Systems, Inc., said Warrants shall be exercisable for a period of Fourteen Months (14) commencing on the date Client receives NYSE Amex approval of the underlying Warrant Shares, at the following exercise prices:

➢	50,000 at $4.50 per share
➢	50,000 at $4.75 per share
➢	50,000 at $5.00 per share
➢	50,000 at $5.25 per share
➢	50,000 at $6.00 per share

3.           Term and Termination. This Agreement shall be for a period of Twelve (12) Months commencing February 20, 2012 and terminating February 20, 2013. This Agreement shall automatically terminate effective on February 20, 2013, unless renewed upon mutual agreement of the parties, or unless earlier terminated as described below in this Section 3. Either party hereto shall have the right to terminate this Agreement upon 30 days prior written notice to the other party after the first 30 days. At the conclusion of this Agreement, or its termination, all confidential data provided by the Client to Consultant shall either be destroyed or returned to the Client.

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4.           Treatment of Confidential Information. Company hereby agrees to use all non-public information provided to it by Client (“Confidential Information”) solely for the purpose of rendering services to Client pursuant to its engagement hereunder and to treat confidentially such information for so long as such information remains non-public. Except as contemplated by this agreement or as required by applicable law, Company will not disclose such confidential information to a third party (other than directors, officers, employees or outside advisors of Company) or use such Confidential Information for its own benefit or the benefit of a third party without the prior consent of Client. This restriction shall not apply to any Confidential Information: (a) that becomes known generally to the public; (b) for which disclosure is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) that is reasonably believed by Company to be required to be disclosed in connection with a lawsuit or other legal or administrative action, provided, that in the case of clauses (b) or (c), Company shall, unless otherwise prohibited from doing so, give Client reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Client to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information. Company shall obtain no rights of any kind in any Confidential Information.

Company acknowledges that it is aware that U.S. and state securities laws impose restrictions on trading in securities when in possession of material, non-public information and has adopted securities trading policies to that effect.

5.           Representation by Company of other clients. Client acknowledges and consents to Company rendering investor relations, consulting and/or communications services to other clients of the Company engaged in the same or similar business as that of Client.

6.           Indemnification by Client as to Information Provided to Company. Client acknowledges that Company, in the performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by Client's officers, directors, agents and/or employees. Client agrees to indemnify, hold harmless and defend Company, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by Client to Company, to the extent that such proceeding or suit arises from the use of such material or information as contemplated by this Agreement.

7.           Independent Contractor. It is expressly agreed that Company is acting as an independent contractor in performing its services hereunder. Client shall carry no workers compensation insurance or any health or accident insurance on Company or consultant's employees. Client shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits which might be customary in an employer-employee relationship. Company shall indemnify Client for any such payment or taxes for which Client may become liable as a consequence of this Agreement or the services rendered by Company or its employees hereunder.

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8.           Assignment. The Company may assign either this Agreement or any of its rights, interests, or obligations hereunder with the prior written notification of the other party.

9.           Notices. Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

10.         Entire Agreement. The within agreement contains the entire agreement and understanding between the parties and supersedes all prior negotiations, agreements and discussions concerning the subject matter hereof.

11.         Modification and Waiver. This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

12.         Law to Govern; Forum for Disputes. This Agreement shall be governed by the laws of the State of New York without giving effect to the principle of conflict of laws. Each party acknowledges to the other that courts within the County of New York shall be the sole and exclusive forum to adjudicate any disputes arising under this agreement. In the event of delinquent fees owed to the Company, The party prevailing in any claim under this agreement shall be entitled to recover reasonable attorneys’ fees and expenses form the other.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

By:	/s/ Jack J. Zahran
Century Media Group by Durham Advisors LLC
Jack J. Zahran
Managing Partner

By:	/s/ Patrick Whtie
Document Security Systems, Inc.
Patrick A. White as
Chief Executive Officer

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